Exhibit 10.13

AEGIS CAPITAL

810 Seventh Avenue - 11th Floor

New York, New York 10019

Tel (212) 813-1010 / Fax (212) 813-1048

March 29, 2012

Mr. Lyle Strachan

Chief Financial Officer

Red Bullet Racing Corporation

Ginger Punch Racing Corporation

Ghostzapper Racing Corporation

Macho Uno Racing Corporation

Perfect Sting Racing Corporation

Awesome Again Racing Corporation

901 S. Federal Highway

Hallandale Beach, FL 33099

Dear Mr. Strachan,

This letter (together with Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute this “Engagement Agreement”) confirms our complete understanding with respect to the retention of Aegis Capital Corp. (“Aegis”), a registered broker/dealer as financial advisor to Red Bullet Racing Corporation, Ginger Punch Racing Corporation, Ghostzapper Racing Corporation, Macho Uno Racing Corporation, Perfect Sting Racing Corporation and Awesome Again Racing Corporation (together these entities shall be referred to as the “Company”) in connection with advisory services (the “Advisory”) and certain securities placement services as provided herein. This letter supersedes all prior agreements written and oral, which upon the effectiveness of this Engagement Agreement are of no further force and effect.

Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

1.	Appointment. The Company hereby retains Aegis and Aegis hereby agrees to act as the Company’s financial advisor in connection with the financial advisory services as more specifically set forth in paragraph 2 below, effective as of the date hereof (the “Effective Date”).

2.	Scope and Certain Conditions of Services. The Company hereby retains Aegis to consult, advise, and assist the Company with respect to various undertakings related to the Company’s efforts to become a publicly listed Company, as directed by and in consultation with the Company. The Company expressly acknowledges and agrees that the obligations of Aegis hereunder with respect to the listing are on a reasonable best efforts basis only and that the execution of this Engagement Agreement does not ensure the success of a listing or constitute a commitment by Aegis to provide financing to the Company. The Company hereby retains Aegis to consult with and advise the Company with respect to the following matters:

i.	assisting with the listing to the OTC Capital Markets, including by filing DTC eligibility questionnaires and related documentation on behalf of the Company;

ii.	additional services incidental to the above, as directed by the Company; and

iii.	advising the Company in respect of the Company’s self underwriting of securities related to the following registration statements, which have been filed with the Securities & Exchange Commission: Red Bullet Racing Corporation (File No. 333-178754); Awesome Again Racing Corporation (File No. 333-178784); Ginger Punch Racing Corporation (File No. 333-178782); Perfect Sting Racing Corporation (File No. 333-178783); Ghostzapper Racing Corporation (File No. 333-178785); and Macho Uno Racing Corporation (File No. 333-178781). It is understood that Aegis shall have no obligation or authority to market any securities being offered under the aforementioned registration statements until and unless the plan of distribution in each aforementioned registration statement has been amended to provide for Aegis’ participation as a selling group member. Until such time, Aegis shall serve as financial advisor to the Company and its activities as financial advisor shall be limited to explaining the registration and marketing process to prospective investors and such other responsibilities that are reasonably consistent with a financial advisor.

3.	Fees and Compensation. In consideration for the services rendered by Aegis hereunder, the Company agrees to pay Aegis the following fees and other compensation:

a.	An advisory fee (the “Advisory Fee”) equal to seventy-five thousand dollars ($75,000) payable to Aegis (fifty thousand dollars ($50,000) net of amounts previously paid) upon the execution of this Engagement Agreement. The parties agree that should states in addition to Florida, California, Kentucky and Maryland merit additional work and diligence associated with the offerings in such states that additional sums may be required to cover Aegis’ diligence and compliance obligations. Any additional budgeted amounts shall be agreed to and memorialized in writing between the parties.

b.	The Company agrees that Aegis shall be entitled to an accountable expense allowance of up to fifty thousand dollars ($50,000) for legal, transportation, and any other expenses reasonably associated with its advisory responsibilities associated with the current assignment, payable upon presentation of customary back-up.

c.	In addition, in the event that the Company amends the aforementioned registration statements and requests that Aegis assist it in the placement of the securities associated with any of the above-referenced financings, the parties agree that Aegis shall be entitled to a placement fee of 4% on any investor generated from the Aegis investor network, including any investor who may later open an account with Aegis during the formal marketing period subsequent to the aforementioned registration statements being declared effective by the Securities and Exchange Commission. For the avoidance of doubt, Aegis shall not be entitled to a fee in respect of any investment made in any of the offerings that is made by The Stronach Group or any of its affiliates or associated persons. Any placement fee shall be based on the amount invested by such investor and shall be due and payable at a closing of any of the aforementioned financings related to the aforementioned registrations in Section 2(iii) above. The Company understands that Aegis reserves the right to decline to open an account for any investor identified in a road show for any reason whatsoever.

4.	Term of Retention. This Engagement Agreement shall terminate at the close of business June 30, 2012. Notwithstanding anything herein to the contrary, the obligation to pay the Fee set forth in paragraph 3 (a), and the Expenses as set forth in paragraph 3 (b) shall survive any termination or expiration of this Engagement Agreement.

5.	Due Diligence. The role of Aegis as financial advisor to the Company is subject to and contingent upon the satisfactory completion of a due diligence review of, among other things, the Company’s assets, business, future prospects and current and projected financial condition. If at the completion of its due diligence review Aegis is not satisfied with the results of its due diligence, this Engagement Agreement shall be immediately terminated by Aegis and any fees previously paid will be refunded.

6.	Preferential Right. [Intentionally Omitted]

7.	Public Announcements. Prior to any press release or other public disclosure relating to services hereunder which is legally allowed by law, the Company and Aegis Capital Corp. shall confer and reach agreement upon the contents of any such disclosure.

8.	Miscellaneous. As more specifically set forth in Exhibit C, this Engagement Agreement shall be governed in accordance with the laws of the State of New York without giving effect to conflicts of laws generally.

This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement. This Engagement Agreement may be modified only in writing signed by the party to be charged.

If the foregoing correctly sets forth out understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement. Aegis will remain committed to entering into this agreement provided it is executed by you on or before March 30th, 2012.

[Signature Page to Follow]

Very truly yours,

/s/ Kevin McKenna
Kevin McKenna

Chief Compliance Officer

Aegis Capital Corp.

The Company:

/s/ Lyle Strachan
Mr. Lyle Strachan

Chief Financial Officer

Agreed and Accepted As of this 30th day of March, 2012

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1.	The Company shall promptly provide Aegis Capital Corp. with all relevant information about the Company (to the extent available to the Company) that shall be reasonably requested or required by Aegis in carrying out the services under this Agreement which information shall be true, accurate and correct in all material respects at the time furnished.

2.	Aegis shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to Aegis or was obtained by Aegis independently of the Company and without breach of Aegis’ agreement with the Company; (b) Aegis may disclose such information to its affiliates, shareholders, officers, directors, representatives, agents, employees and attorneys, and to financial institutions, in each case where such disclosure is reasonably required in connection with the performance by Aegis of its services hereunder, but shall ensure that all such persons will keep such information strictly confidential; (c) pursuant to any order of a court of competent jurisdiction or other governmental body (Aegis will give written notice to the Company of such order within forty-eight (48) hours of receipt of such order); and (d) upon prior written consent of the Company.

3.	The Company recognizes that in order for Aegis to perform properly its obligations in a professional manner, it is necessary that Aegis be informed of and, to the extent practicable, participate in meetings and discussions between the Company, on the one hand, and investors and potential investors introduced relating to the matters covered by the terms of Aegis’ engagement.

4.	The Company agrees that any report or opinion, oral or written, delivered to it by Aegis is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person, other than its employees and attorneys, without Aegis’ prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5.	No fee payable by the Company to any other financial advisor or lender shall reduce or otherwise affect any fee payable by the Company to Aegis.

6.	The Company represents and warrants that; (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) the Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms; and (c) the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company’s certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party by which any of their property or assets is bound.

7.	Nothing contained in the Agreement shall be constituted to place Aegis and the Company in the relationship of partners or joint ventures. Neither Aegis nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Aegis in performing its services hereunder, shall at all times be an independent contractor.

8.	The Agreement has been and is made solely for the benefit of Aegis, the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in the Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not a party to such Agreement, other than as set forth in this paragraph.

9.	The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void without force and effect.

10.	All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or emailed and confirmed by letter or sent by overnight delivery service, to the party whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Telephone: 954-457-6997
Red Bullet Racing Corporation	Email: [ ]
Ginger Punch Racing Corporation
Ghostzapper Racing Corporation
Macho Uno Racing Corporation
Perfect Sting Racing Corporation
Awesome Again Racing Corporation
901 S. Federal Highway
Halalndale Beach, FL 33099

Attention:	Mr. Lyle Strachan
Chief Financial Officer

To Aegis:

Aegis Capital Corp.
810 Seventh Avenue, 11th floor	Telephone: (212) 813-1010
New York, NY 10019	Email: [ ]

Attention:	David Bocchi
Senior Managing Director,
Investment Banking

EXHIBIT B

INDEMNIFICATION

Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of Aegis Capital Corp. is advisory, the Company agrees to indemnify and hold harmless Aegis and its affiliates and their respective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) or Section 20(a) of the Securities Exchange Act and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact made by the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) except as provided in the next paragaph, any transaction, proposal or any other matter (items (i) and (ii) being hereinafter referred to as a “Matter” or “Matters”) contemplated by the engagement of Aegis hereunder, and will promptly reimburse Aegis for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter contemplated by the engagement of Aegis hereunder, or any action or proceeding arising there from (collectively, “Proceedings”), whether or not Aegis is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Aegis settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Aegis or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Aegis hereunder from all liability arising out of such proceeding. Notwithstanding the foregoing, the Company shall not be obligated to indemnify any amount hereunder that exceeds the direct amount of damages incurred by Aegis pursuant to this Agreement.

Aegis agrees to indemnify and hold harmless the Company and its affiliates and their respective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) or Section 20(a) of the Securities Exchange Act and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with any untrue statement or alleged untrue statement of a material fact made by Aegis or any omission or alleged omission of Aegis to state a material fact required to be stated therein or necessary to make the statements therein not misleading and will promptly reimburse the Company for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in from such misstatement, whether or not the Company is a formal party thereto. Notwithstanding the foregoing, Aegis shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of the Company.

In order to provide for just and equitable contribution in any case in which (i) either the Company or Aegis (collectively referred to as an “Indemnified Party”) is entitled to indemnification pursuant to this Engagement Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction (and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company or Aegis in circumstances for which an Indemnified Party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company or Aegis shall contribute to the aggregate losses, Claims, damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable. Notwithstanding the foregoing, Aegis shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Aegis pursuant to this Agreement. In no event shall an Indemnified Party be entitled to receive consequential or punitive damages resulting from a breach or violation of this Agreement.

As provided above, the Company and Aegis agree that no Indemnifying Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company and Aegis for or in connection with Aegis’ engagement hereunder for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company and Aegis set forth herein shall be in addition to any liability which the Company or Aegis may otherwise have an shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the parties hereto and the additional Indemnified Parties.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Engagement Agreement with Aegis and (iv) whether or not Aegis shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in the Engagement Agreement.

EXHIBIT C

JURISDICTION

Each of the Company and Aegis hereby irrevocably; (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and Aegis which is brought by or against either party; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or Aegis has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, each of them hereby waives, to the fullest extent permitted by law, such immunity.

Each of Aegis and the Company hereby waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) the Company is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

Nothing in these provisions shall affect any party’s right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.